Exhibit 99.1

FOR IMMEDIATE RELEASE

GeoPharma, Inc. Contact:

GeoPharma, Inc. Completes

Recapitalization and Restructuring

August 5, 2010, LARGO, FL - (Marketwire): GeoPharma, Inc. (GORXP) today announced that, on Monday August 2, 2010, the Company completed a recapitalization and restructuring designed to significantly reduce its indebtedness and eventually return the Company to profitability.

Among the transactions involved, the Company sold all of the assets of its pharmaceutical manufacturing subsidiary, Belcher Pharmaceuticals, Inc., plus shares of the Company’s common stock representing approximately 51% of the total outstanding shares of the Company following the closing, to Belcher Pharmaceuticals Acquisition, LLC, a privately held company, in exchange for $3,000,000 in cash and 3,000,000 Class B Membership Units in the acquirer. The acquirer also agreed to assume certain limited liabilities of Belcher.

Of the forgoing cash consideration, the Company applied $2,000,000 to repay its senior secured lender, Whitebox Pharmaceutical Growth Fund, Ltd., who, in exchange for such cash payment, the conveyance of the Company’s headquarters building located at 6950 Bryan Dairy Road, Largo, Florida 33777, a $3,000,000 subordinated note maturing on the fourth anniversary of the closing, and 5,000,000 shares of the Company’s common stock, released the Company from all of its approximate $15 million convertible obligation due to Whitebox.

Additionally, in connection with the forgoing transactions, the Company and Midsummer Investment Ltd., the Company’s primary preferred shareholder, agreed to restructure Midsummer’s preferred shares to eliminate Midsummer’s preferred return of 10% per annum in exchange for a reduction of the price at which Midsummer may convert such preferred shares into common shares, from $1.50 to $0.15, and 2,000,000 shares of the Company’s common stock.

While the forgoing transactions do not provide much working capital to the Company, after applying the forgoing cash proceeds to repay Whitebox, certain other payroll and related obligations and closing costs, the Company believes the transactions will relieve the Company of the significant expenses related to Belcher and its senior credit facility while allowing the Company to focus on its core business: contract manufacturing of dietary health supplements, beauty and cosmetic products, nutriceuticals and other related products. “We are pleased to be back to what we do best,” said Mihir Taneja, the Company’s CEO. “We look forward to continuing to provide excellent service and products to our core customers and believe the Company’s recapitalization and restructuring will allow us to do so.”

Today the Company also filed a current report on Form 8-K with the SEC disclosing additional information with regard to the forgoing transactions.